UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 13, 2011

Materion Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6070 Parkland Blvd., Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 13, 2011, Materion Corporation (the "Company") entered into an Amended and Restated Credit Agreement, dated as of July 13, 2011, by and among the Company, the Company’s subsidiary, Materion Advanced Materials Technologies and Services Netherlands B.V. ("MAMTS Netherlands"), JPMorgan Chase Bank, N.A., as administrative agent for itself and the other lenders party thereto (the "Agent"), and the several banks and other financial institutions or entities from time to time party thereto (the "Credit Agreement"). The Credit Agreement matures on July 13, 2016 and provides for a $325 million revolving credit facility comprised of sub-facilities for revolving loans, swingline loans, letters of credit and foreign borrowings. The Credit Agreement also provides for an uncommitted incremental facility whereby, under certain circumstances, the Company may be able to borrow additional term loans in an aggregate amount not to exceed $100 million.

The Company entered into the Credit Agreement to amend and restate the previous Credit Agreement, dated as of November 7, 2007, by and among the Company, MAMTS Netherlands, the lenders party thereto, and the Agent (the "Previous Credit Agreement"). The proceeds of the loans under the Credit Agreement will be used to finance the working capital needs and general corporate purposes of the Company and its subsidiaries in the ordinary course of business.

Loans under the Credit Agreement bear interest at a floating rate based upon, at the option of the Company, the base rate or a Eurodollar rate, in either case, plus a margin that varies based on the leverage ratio of the Company and its consolidated subsidiaries. Interest is payable quarterly in arrears with respect to base rate loans and at the end of each interest period (or in the case of interest periods longer than three months, every three months) with respect to Eurodollar rate loans. The Company may prepay the loans under the Credit Agreement in its discretion without premium or penalty.

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type and are similar to, but generally more favorable to the Company and its subsidiaries than, the representations, warranties and covenants that were contained in the Previous Credit Agreement. Among other things, the covenants in the Credit Agreement limit the Company’s and its subsidiaries’ ability to incur additional indebtedness; create liens; merge or consolidate with certain other entities; make certain investments, advances and acquisitions; enter into swap arrangements; declare dividends or make distributions, stock repurchases or other restricted payments; and engage in certain affiliate transactions. In addition, the Credit Agreement requires the Company and its consolidated subsidiaries to maintain a maximum leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments, the material breach of a representation or warranty, the failure to observe certain covenants or agreements, the occurrence of a change of control and bankruptcy and other insolvency events.

The Credit Agreement is secured by substantially all of the assets (other than non-mining real property and certain other assets) of the Company and its following subsidiaries: Materion Natural Resources Inc.; Materion Brush Inc.; Materion Large Area Coatings LLC; and Materion Advanced Materials Technologies and Services Inc. (collectively, the "Material Subsidiaries"). Each Material Subsidiary has also agreed to guaranty the obligations under the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

10.1 Amended and Restated Credit Agreement, dated as of July 13, 2011, among Materion Corporation, as borrower, Materion Advanced Materials Technologies and Services Netherland B.V., as a foreign subsidiary borrower, JPMorgan Chase Bank, N.A., as administrative agent for itself and the other lenders party hereto, and the several banks and other financial institutions or entities from time to time party thereto.

The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Materion Corporation

July 18, 2011	By:	/s/ Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of July 13, 2011